                                              [DANSKE BANK LOGO]

Carter, Ledyard & Milburn                            Danske Bank
Att. Robert McTamaney, esq.                          Corporate Banking Denmark
Two Wall Street                                      Holmens Kanal 2 - 12
New York NY 10005                                    DK - 1092 Copenhagen K
USA                                                  Telephone +45 33 44 26 89
                                                     Telefax +45 33 44 07 07
                                                     S.W.I.F.T. DABADKK
                                                     Ref. Mogens Bjorn Hansen
                                                     mogens.hansen@danskebank.dk
                                                     www.danskebank.dk

                                                     4 February 2005

Dear Sirs,

We write in reference to

                            Danisco A/S
                            Langebrogade 1
                            DK -- 1001 Copenhagen K

which has for many years ranked amongst our esteemed customers.

Danisco A/S is listed on the Copenhagen Stock Exchange with a current market capitalisation of some DKK 16.8 billion. According to the consolidated annual accounts for the group as of 30 April 2004 the equity and total assets amounted to DKK 11,651 million and DKK 25,307 million, respectively.

We confirm that our bank has committed to grant Danisco A/S a credit facility of

                                USD 605 million,

for the purpose of financing Danisco A/S's purchase of some or all of the outstanding shares of Genencor International, Inc.

                                Yours faithfully,
                                   Danske Bank

        /s/ Steen Soborg Andersen             /s/ Mogens Bjorn Hansen

         Steen Soborg Andersen                  Mogens Bjorn Hansen